Exhibit 99.1

Cost-U-Less Reports Earnings of 16 cents per share for Second Quarter

Bellevue, WA, July 28, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the second fiscal quarter ended June 27, 2004.

Highlights for the second fiscal quarter were as follows:

•	EPS of $0.16 compared to EPS of $0.08 for Q2 2003.

•	Sales of $50.8M, a 21.0% increase over Q2 2003.

•	Comparable store sales (stores open a full 13 months) increase of 15.3%.

For the second fiscal quarter ended June 27, 2004, the Company reported net income of $637,000, or $0.16 per fully diluted share outstanding, compared to net income of $306,000, or $0.08 per fully diluted share outstanding, for the corresponding period last year.

As previously reported, total sales for the quarter increased 21.0%, to $50.8 million, compared to $42.0 million for the same period a year ago, as the Company benefited from strong comparable sales of 15.3% and sales generated from its store in Dededo, Guam that was closed in the corresponding quarter a year ago. This store was temporarily closed due to substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002, and was subsequently rebuilt, reopening on October 3, 2003. As a result of the closure of the Dededo store, same store sales for the fiscal second quarter are calculated on stores excluding the Guam market.

“By focusing on sales, service and execution, we delivered a record financial performance for the second quarter,” said J. Jeffrey Meder, the Company’s President and CEO. “Success for Cost-U-Less is taking what we already do well and continuing to execute those strengths better. Everything that happens at this Company is the direct result of the commitment and the dedication of the people who work here. We are very proud of the people of Cost-U-Less and what they have accomplished so far this year.”

For the second fiscal quarter ended June 27, 2004, the Company’s gross margins rose 0.8 points, to 18.4% of sales compared to 17.6% for the same period a year ago, primarily due to ongoing merchandising and operating improvements across the chain, as well as a stronger mix of retail store sales, with typically higher margins, as compared to business-to-business sales, which generally provide a lower gross margin but are executed at minimal direct expense.

For the first two fiscal quarters of fiscal 2004, net income increased to $1.2 million, or $0.30 per fully diluted share outstanding, compared to net income of $0.5 million, or $0.15 per fully diluted share outstanding, for the corresponding period last year. Total sales for the first two quarters increased 19.6%, to $100.9 million, compared to $84.3 million for the same period a year ago, due to strong comparable sales of 15.3% and sales generated from its store in Dededo, Guam that was closed in the corresponding period a year ago. For first two quarters of fiscal 2004 gross margins improved 0.8 points, to 18.3% of sales, as compared to 17.5% of sales for the same period a year ago.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Net sales	$50,813	$42,010	$100,891	$84,344
Merchandise costs	41,460	34,606	82,472	69,572

Gross profit	9,353	7,404	18,419	14,772

Operating expenses:
Store	6,405	5,371	12,700	10,668
General and administrative	1,721	1,543	3,466	3,140
Store openings	39	20	79	48

Total operating expenses	8,165	6,934	16,245	13,856

Operating income	1,188	470	2,174	916

Other income (expense):
Interest expense, net	(98)	(112)	(224)	(205)
Other	(28)	148	(1)	171

Income before income taxes	1,062	506	1,949	882

Income tax provision	425	200	775	350

Net income	$637	$306	$1,174	$532

Earnings per common share:
Basic	$0.17	$0.08	$0.32	$0.15

Diluted	$0.16	$0.08	$0.30	$0.15

Weighted average common shares outstanding, basic	3,737,737	3,606,376	3,719,730	3,606,376

Weighted average common shares outstanding, diluted	3,984,114	3,621,176	3,893,366	3,619,079

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	June 27, 2004	December 28, 2003

ASSETS

Current assets:
Cash and cash equivalents	$3,770	$4,093
Insurance receivable	—	1,135
Accounts receivable, net	958	1,366
Inventories, net	21,830	19,540
Other current assets	1,680	1,145

Total current assets	28,238	27,279
Property and equipment, net	12,550	12,862
Deposits and other assets	834	799

Total assets	$41,622	$40,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Line of credit	$0	$960
Accounts payable	14,752	15,240
Accrued expenses and other liabilities	4,356	4,245
Current portion of capital lease obligations	99	—
Current portion of long-term debt	267	267

Total current liabilities	19,474	20,712
Other long-term liabilities	749	684
Capital lease obligations, less current portion	659	—
Long-term debt, less current portion	2,411	2,544

Total liabilities	23,293	23,940
Commitments and contingencies
Shareholders’ equity	18,329	17,000

Total liabilities and shareholders’ equity	$41,622	$40,940